UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

CLEARFIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CLEARFIELD, INC.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 22, 2024
____________________

TO THE SHAREHOLDERS OF CLEARFIELD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Clearfield, Inc., a Minnesota corporation, will be held on Thursday, February 22, 2024, at 2:00 p.m. Central Standard Time for the following purposes:

1.	Elect eight (8) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3.	Ratify and confirm the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ended September 30, 2024.

THE 2024 ANNUAL MEETING OF SHAREHOLDERS WILL BE A VIRTUAL MEETING OF SHAREHOLDERS.

You may attend the online meeting and vote your shares electronically during the meeting via the internet by visiting: www.virtualshareholdermeeting.com/CLFD2024. You will need the 16-digit control number that is printed on your notice of internet availability of proxy materials or the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

Only holders of record of Clearfield, Inc.’s common stock at the close of business on December 27, 2023 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Frank J. Brixius Jr.
Frank J. Brixius Jr.
Secretary

January 11, 2024

WHETHER OR NOT YOU EXPECT TO ATTEND THE ONLINE MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, FEBRUARY 22, 2024

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.proxyvote.com:

— Notice of 2024 Annual Meeting of Shareholders to be held on Thursday, February 22, 2024;

— Proxy Statement for 2024 Annual Meeting of Shareholders; and

— Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

On or about January 11, 2024, we mailed to some of our shareholders a notice of internet availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice of internet availability includes instructions to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the notice of internet availability and would prefer to receive printed proxy materials, please follow the instructions included in the notice of internet availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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CLEARFIELD, INC.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

PROXY STATEMENT

____________________

Solicitation of Proxies

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of Clearfield, Inc. (“we,” “Clearfield” or “the Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, February 22, 2024, at 2:00 p.m. Central Standard Time and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about January 11, 2024.

About the Virtual Annual Meeting

The Annual Meeting will again be a virtual meeting of the shareholders. The Board of Directors believes holding the Annual Meeting in a virtual format allows for greater engagement with our shareholders wherever they may be located, while minimizing the time and cost associated with planning, holding and arranging logistics for an in-person meeting.

Shareholders at the close of business on the record date, December 27, 2023, are entitled to attend the Annual Meeting by going to www.virtualshareholdermeeting.com/CLFD2024. To be admitted to the Annual Meeting, shareholders must enter the 16-digit control number found on the proxy materials you received, voting instruction form, notice of internet availability of proxy materials, or email previously received. Shareholders may vote during the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

Following the formal portion of the Annual Meeting, we expect that our management will give a presentation and then answer questions from our shareholders. Shareholders participating in the Annual Meeting live via webcast may submit questions in writing through the virtual meeting platform at www.virtualshareholdermeeting.com/CLFD2024 during the Annual Meeting by typing their question into the “Ask a Question” field and clicking “Submit.”

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by the company. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks, brokers or nominees for their reasonable out-of-pocket expenses.

Record Date and Outstanding Shares

The number of shares of common stock, $0.01 par value outstanding and entitled to vote at the Annual Meeting as of December 27, 2023 was 14,989,567. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on December 27, 2023 will be entitled to vote at the Annual Meeting.

Differences Between Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company (doing business as EQ Shareowner Services), you are the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present before action may be taken at the Annual Meeting. A shareholder is counted as present at the Annual Meeting if the shareholder attends the online Annual Meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected. However, in an uncontested election (such as at the Annual Meeting, where the number of nominees does not exceed the number of directors to be elected), any nominee for director who does not receive a majority of votes cast for his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote, and will promptly disclose its decision whether to accept or reject the resignation and the reasons therefor. You may either vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board of Directors.

The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval of Proposal 2: Advisory Vote on Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.

The affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval of Proposal 3: Ratification of Appointment of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3.

Abstentions and broker non-votes will be counted towards a quorum. If you vote “ABSTAIN” on Proposal 2, it has the same effect as a vote against that proposal. If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the Annual Meeting for determining whether a quorum exists, but are not considered entitled to vote on the proposal in question.

We understand that Proposal 3 is considered a “routine” proposal under New York Stock Exchange rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on Proposal 3, even if the broker or other nominee does not receive voting instructions from you. As a result, we do not anticipate any broker non-votes with respect to Proposal 3. With respect to Proposals 1 and 2, your broker or nominee may not vote your shares without receiving voting instructions from you.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons acting as proxies will vote in accordance with their best judgment on such other matters.

How to Vote Your Shares

Whether or not you plan to attend the Annual Meeting, you may vote your shares in advance of the Annual Meeting.

If you are a shareholder of record, you may give a proxy to be voted at the Annual Meeting either:

●	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

●	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions in the voting instruction card provided to you by your broker, bank, trustee or nominee.

If you receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card, it means you hold shares of Clearfield common stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

Shares of common stock represented by valid, unrevoked proxies will be voted at the Annual Meeting and, when the shareholder has given instructions, will be voted in accordance with those instructions. If no instructions on how to vote are given in a signed proxy, the shares will be voted in accordance with the recommendation of the Board of Directors, which is FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3.

You also may vote your shares electronically during the Annual Meeting. You will need the 16-digit control number found on the proxy materials you received, voting instruction form, notice of internet availability of proxy materials, or email previously received. Please have your 16-digit control number readily available and log on to the Annual Meeting by visiting www.virtualshareholdermeeting.com/CLFD2024 and enter your 16-digit control number. You may begin to log into the meeting platform beginning at 1:30 p.m. CST on February 22, 2024. The Annual Meeting will begin promptly at 2:00 p.m. CST on February 22, 2024.

Revoking a Proxy

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

●	delivering to the Secretary of Clearfield a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a properly signed proxy card or other voting instruction form with a later date;

●	submitting a new vote by telephone or through the internet prior to the close of the voting facilities; or

●	attending the Annual Meeting and voting at the online Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy or vote at the Annual Meeting.

Any written notice of revocation should be delivered to the attention of Frank J. Brixius Jr., Secretary of Clearfield, Inc. at our address: 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428. Our telephone number is (763) 476-6866.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 27, 2023 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each beneficial owner set forth below is 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding
Executive Officers and Directors
Ronald G. Roth(2)(3)	1,432,517	9.6%
Cheryl Beranek(2)(4)	495,332	3.3%
Patrick Goepel(2)	41,368	*
Roger Harding(2)	21,482	*
Charles N. Hayssen(2)	137,821	*
Donald R. Hayward(2)	9,958	*
Walter L. Jones, Jr.(2)	1,880	*
Carol Wirsbinski(2)	2,039	*
John P. Hill(4)	233,533	1.6%
Daniel R. Herzog(4)	78,521	*
All current executive officers and directors as a group (10 persons)	2,454,451	16%
Other Beneficial Owners
BlackRock, Inc.(5) 50 Hudson Yards New York, NY 10001	1,051,002	7.0%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	802,619	5.4%

*	Less than one percent

(1)

Includes the following number of shares that could be purchased within 60 days of December 27, 2023 upon the exercise of stock options: Ms. Beranek, 39,641 shares; Mr. Hill, 39,641 shares; Mr. Herzog, 25,286 shares; and all current directors and executive officers as a group, 104,568 shares.

(2)	Currently serves as our director and nominated for election as a director at the Annual Meeting.

(3)	Includes 176,760 shares owned by Mr. Roth’s spouse.

(4)	Named Executive Officer.

(5)

Based upon an Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. on January 8, 2024, in which the shareholder reports sole voting power over 1,036,024 shares of our common stock and sole dispositive power over 1,051,002 shares of our common stock as of December 31, 2023.

(6)

Based upon a Schedule 13G filed by The Vanguard Group on February 9, 2023, in which the shareholder reports shared voting power over 20,043 shares of our common stock, sole dispositive power over 772,886 shares of our common stock, and shared dispositive power over 29,733 shares of our common stock as of December 30, 2022

PROPOSAL 1:
ELECTION OF DIRECTORS

Eight directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our bylaws, the authorized number of directors is set at eight and the Board of Directors has nominated for election the eight persons named below. All eight nominees are currently serving as directors of Clearfield.

The persons acting as proxies intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers except that Ms. Beranek and Mr. Hill are related through the marriage of their daughter and son, respectively.

Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee, as well as a discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that the nominee should serve as a director of Clearfield at this time.

Cheryl Beranek Age: 61 Director Since: December 2007 Committees: ● None	Professional Background and Experience
	●	President and Chief Executive Officer, Clearfield, Inc. (2007 – present)
	●	President, APA Cables and Networks, Inc., a cable assembly and contract manufacturing operation and former subsidiary of Clearfield (2003 – 2007)
	●	President, Americable, a niche-market provider of fiber termination and distribution equipment (2002 - 2003)
	●	Chief Operating Officer, Americable (2001 - 2002)
	●	Vice President of Marketing, Transition Networks Inc., a manufacturer of networking equipment for the worldwide fiber optic premise market (1996 – 2001)

Qualifications
Ms. Beranek is qualified to serve on the Clearfield Board of Directors because she brings to the Board a keen understanding of our business and industry developed through her tenure as our President and Chief Executive Officer and in her previous position as the President of our former subsidiary. Additionally, Ms. Beranek’s role as our President and Chief Executive Officer allows her to provide the Board with her unique insight as a member of management on our business and our operations.

Other Directorships
	●	Director, Key Tronic Corporation (Nasdaq: KTCC) (January 2024 – present)
	●	Director, CyberOptics Corporation (Nasdaq: CYBE) (May 2020 – November 2022) (CyberOtpics was acquired by Nordson Corporation in November of 2022)

Patrick F. Goepel Age: 62 Director Since: 2015 Committees: ● Audit ● Compensation	Professional Background and Experience
	●	CEO, Asure Software, Inc. (Nasdaq: ASUR), a provider of workplace management software (2010 – present)
	●	Interim CEO, Asure Software, Inc. (2009 – 2010)
	●	President and CEO, Human Resources Services Division, Fidelity Investments, a provider of financial planning, advisory, wealth management and brokerage services (2006 – 2008)
	●	President and CEO, Advantec, a provider of human resources outsourcing and professional employer organization services (2005 – 2006)

Qualifications
Mr. Goepel’s public company executive management and board experience, as well as his background in successful execution of global expansion, operational and M&A initiatives, qualify him to serve as a director of Clearfield. In addition, Mr. Goepel qualifies as an audit committee financial expert.

Other Directorships
	●	Chairman of the Board, Asure Software, Inc. (August 2020 – present), and Director (2009 – present)
	●	Director, APPD Investments (2007 – present) (private)
	●	Director, SafeGuard World International (2015 – present) (private)

Roger G. Harding Age: 68 Director Since: 2016 Committees: ● Audit	Professional Background and Experience
	●	Private investor (2008 – present)
	●	Vice President & General Manager, Global Switching, Alcatel-Lucent, a multinational provider of telecommunications equipment and services (2001 – 2008)
	●	Business & Operations Senior Director, Special Customer Operations, Alcatel-Lucent (1995 – 2001)

Qualifications
Mr. Harding has a strong background in operations and the development and execution of key strategies and operating practices, as well as a deep understanding of the telecommunications and networking markets. These attributes qualify him to serve as a director of Clearfield. In addition, Mr. Harding qualifies as an audit committee financial expert.

Other Directorships
	●	None

Charles N. Hayssen Age: 72 Director Since: 2008 Committees: ● Audit (Chair)	Professional Background and Experience
	●	President, Safeway Driving Schools, a privately held provider of driver’s education services (2009 – August 2021)
	●	Private investor (2007 – 2008)
	●	Chief Operating Officer, AllOver Media, Inc., a privately-held out-of-home media company (2004 – 2007)
	●	Chief Financial Officer, ThinkEquity Partners LLC, an equity capital markets firm (2002 – 2004)

Qualifications
Mr. Hayssen brings strong executive management and financial management experience to the Board, as well as experience earlier in his career as a director and audit committee chair of a publicly traded company, all of which qualify him to serve as a director of Clearfield. In addition, Mr. Hayssen qualifies as an audit committee financial expert.

Other Directorships
	●	None

Donald R. Hayward Age: 66 Director Since: 2007 Committees: ● Audit ● Nominating and Corporate Governance (Chair)	Professional Background and Experience
	●	President, Schaffer Manufacturing, a privately held metal fabrication manufacturing company serving a variety of industries, including telecommunications (September 2017 – October 2020)
	●	Executive advisor, Schaffer Manufacturing (September 2016 – August 2017; November 2020 – April 2021)
	●	President, Engel Diversified Industries, a privately held manufacturer of fabricated metal products serving multiple industries (2006 – 2017)
	●	Director of Corporate Services, Minnesota Technology, Inc., a publicly funded, private non-profit in support of Minnesota’s technology community (1997 – 2006)

Qualifications
Mr. Hayward’s executive leadership experience, his familiarity with the business and operations of a manufacturing company developed through his service at Schaffer Manufacturing and Engel Diversified Industries, and his background in technology developed through his service at Minnesota Technology, where he specialized in business growth, concentrating on strategic and leadership development, qualify him to serve as a director of Clearfield, where, among things, he concentrates on board-level matters relating to ESG, succession planning, and strategic development.

Other Directorships
	●	None

Walter L. Jones, Jr. Age: 58 Director Since: December 2021 Committees: ● Compensation ● Nominating and Corporate Governance	Professional Background and Experience
	●	Advisor, Harmoni Towers, an owner, operator, and builder of mission-critical communications infrastructure (August 2021 – present)
	●	Independent board advisor and operations consultant (2015 – present)
	●	Vice President of Network Transformation, Verizon Communications Inc., one of the world’s leading providers of communications, technology, information and entertainment products and services to consumers, businesses, and government entities (2015)
	●	Region President of Consumer Mass Business, Verizon Communications Inc. (2013 – 2015)
	●	Area Vice President of Network, Verizon Communications Inc. (2008 – 2013)

Qualifications
Mr. Jones’s deep background in telecommunications operations and technology, along with his strong understanding of a Tier 1 telecommunications company, qualify him to serve as a director of Clearfield. Mr. Jones is recognized as NACD Directorship Certified by the National Association of Corporate Directors.

Other Directorships
	●	None

Ronald G. Roth Age: 78 Director Since: 2002 Chairman Since: 2002 Committees: ● Compensation ● Nominating and Corporate Governance	Professional Background and Experience
	●	Chairman of the Board and investor, Phillips Recycling Systems, a privately-held recycler of scrap and waste materials (1990 – 2007)
	●	Chairman of the Board and investor, Access Cash International LLC, a privately-held provider of ATMs and related processing and financial services (1995 to 2000)
	●	Chairman of the Board, CEO and investor, Waste Systems Corp., a privately-held waste hauling and disposal company (1970 – 1995)

Qualifications
Mr. Roth is qualified to serve on the Clearfield Board of Directors because he brings to the Board a strong background in executive management, mergers and acquisitions, business development and marketing through his service for more than 35 years as a Chairman of the Board, executive and owner of several companies.

Other Directorships
	●	None

Carol A. Wirsbinski Age: 60 Director Since: December 2021 Committees: ● Compensation (Chair) ● Nominating and Corporate Governance	Professional Background and Experience
	●	Chief Sales Officer, Consolidated Communications Holdings, Inc. (Nasdaq: CNSL), a national internet and telecommunications service provider (2014 – 2017)
	●	Chief Operating Officer and Corporate Vice President, Enventis Corporation (formerly known as Hickory Tech Corporation) (Nasdaq: ENVE), an integrated communication service provider serving a five state Midwest area (2011 – 2014)
	●	President and Chief Executive Officer, Citilink Broadband Solutions, a wireless broadband service provider (2009 – 2010)
	●	Senior Vice President of Sales, CEB, Inc., a provider of consumer research and strategic advisory services (2007 – 2008)
	●	Senior Vice President, Minnesota and North Dakota, Integra Telecom, an infrastructure and telecommunications service provider (2000 – 2006)

Qualifications
Ms. Wirsbinski’s substantial experience in executive management, particularly her experience leading transformational growth, and her depth of understanding of the telecommunications industry, particularly the community broadband market, qualify her to serve as a director of Clearfield.

Other Directorships
	●	Director, Underline Infrastructure Inc. (December 2022 – present) (private)
	●	Director, Somos Inc. (March 2019 – March 2022) (private)

Vote Required for Proposal 1

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected.

However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who does not receive a majority of votes cast for his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes against a nominee’s election do not include broker non-votes. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. Proxies will be voted in favor of each nominee unless otherwise indicated. In addition, if each member of the Nominating and Corporate Governance Committee receives a majority against vote at the same election, then the independent directors who did not receive a majority against vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee Identified in Proposal 1
_________________________________

PROPOSAL 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year. Accordingly, pursuant to the requirements of Section 14A of the Exchange Act and the related rules of the Securities and Exchange Commission, we are asking our shareholders to cast an advisory vote on named executive officer compensation at the Annual Meeting.

Clearfield is a performance-driven, financially focused company with a long track record of strong performance. As described in detail in the Executive Compensation section of this proxy statement, our named executive officers have the opportunity to earn significant portions of their compensation based on the achievement of specific annual goals intended to drive financial performance of our business and the realization of increased shareholder value.

In addition to our consistent focus on pay-for-performance, we have undertaken a multi-year shareholder engagement effort. We received compensation-related and governance-related feedback and took numerous actions in response to that feedback in 2021, 2022 and 2023. The say-on-pay proposal presented at our 2023 Annual Meeting of Shareholders received 84% approval by our shareholders. We attribute the strong shareholder support for the say-on-pay proposal to our engagement efforts and our responsiveness to shareholder feedback. We describe the compensation-related feedback we received, and the actions we have taken in response to that feedback, below under “Corporate Governance Highlights – Shareholder Engagement.”

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Clearfield, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including in the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies, and practices for the remainder of fiscal year 2023 and beyond.

Vote Required for Proposal 2

Advisory approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present and entitled to vote on this Proposal 2.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

EQUITY COMPENSATION PLAN INFORMATION

The following table describes shares of our common stock that are available on September 30, 2023, for purchase under outstanding stock-based awards, or reserved for issuance under stock-based awards or other rights that may be granted in the future, under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in first column)
Equity compensation plans approved by security holders	344,699	$37.04	1,259,982
Equity compensation plans not approved by security holders	-	N/A	-
Total	344,699	$37.04	1,259,982

(1)	Consists of outstanding stock options to acquire 254,124 shares of common stock, and 90,575 outstanding time-based restricted shares granted under the Company's equity compensation plans.

(2)	Consists of the weighted average exercise price of stock options granted under the Company's equity compensation plans.

There are no equity compensation plans not approved by our shareholders and all outstanding equity awards have been granted pursuant to shareholder-approved plans.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Corporate Governance Practices

As part of Clearfield’s commitment to corporate governance best practices, the Board has adopted the following practices, which are described in more detail in this proxy statement.

✔	Annual election of all directors	✔	Shareholder right to call special meetings with a 25% ownership threshold
✔	Directors elected by a majority of votes cast in an uncontested election	✔	Annual say-on-pay vote
✔	7 of 8 director nominees are independent	✔	No hedging or pledging of stock by Clearfield directors and executive officers
✔	Independent Board chair and committees	✔	Robust clawback policy
✔	Two new independent directors in two years	✔	Annual review of charters and governance guidelines
✔	50% of director nominees are women or identify as diverse	✔	Regular executive sessions of the Board and its committees
✔	Active shareholder engagement	✔	Robust share ownership guidelines for executive officers and directors
✔	Robust policy against over-boarding	✔	Board oversight of material risks

Shareholder Engagement

We are committed to a robust and proactive shareholder engagement program. The Board of Directors values the perspectives of our shareholders, and feedback from shareholders on our business, corporate governance, executive compensation, and our ESG program are important considerations for Board and committee discussions throughout the year.

In calendar year 2021, the Compensation Committee and Nominating and Corporate Governance Committee began a substantial, multi-year shareholder engagement effort that continued into 2023. In calendar year 2023, we reached out to the 15 largest institutional shareholders, who, according to public reporting, control approximately 49% of our total outstanding shares. While some of our top shareholders declined engagement this year, our group was able to get feedback from shareholders representing approximately 11% of our shares outstanding.

Primary participants in our discussions with shareholders in calendar year 2023 and early calendar year 2024 were the chair of the Nominating and Corporate Governance Committee, the chair of the Compensation Committee, our Chief Financial Officer, and our General Counsel. Directors are generally available to participate in our engagement meetings upon request from shareholders. After our engagement discussions, the chair of the Nominating and Corporate Governance Committee provided the feedback received from our shareholders to all directors.

The Board, the Compensation Committee, the Nominating and Corporate Governance Committee and our management have found these outreach efforts over the past several years to be very helpful in understanding our investors’ perspectives on various business and governance matters. Some of the feedback and actions taken over the past several years included:

What We Heard	What We Did
Increase Board diversity	We added Walter L. Jones, Jr. and Carol Wirsbinski to the Board in December 2021.
Increase responsiveness to shareholder vote in director elections	We adopted a majority vote standard for uncontested director elections with a director resignation policy in December 2021.
Enhance disclosure about analysis of compensation risks	Included a stand-alone section in our proxy statements entitled “Consideration of Risk in Compensation” that describes our annual compensation risk analysis.
Increase executive compensation disclosure and transparency, including greater detail on performance targets/goals/maximums

We significantly expanded the transparency of our compensation decisions, practices and policies as described in the Compensation Discussion and Analysis section and other sections of our proxy statements.

Add additional compensation risk mitigators

We adopted a robust Compensation Recoupment Policy in September 2021, and amended the policy in September 2023, that applies not only to financial restatements, but also to errors in calculation or certain conduct that is detrimental to Clearfield.

Review Tax Gross Up Plan

In January 2023, consistent with its long-standing practice, the Compensation Committee determined that Clearfield would not approve any additional participants in the Tax Gross Up Plan (currently limited to two executives) and would not amend or modify the Tax Gross Up Plan to expand any benefit to any executive officer participant in the Tax Gross Up Plan.

Add additional compensation risk mitigators

In September 2022, our Board of Directors adopted stock ownership guidelines for our executive officers and the non-employee directors and adopted an equity granting policy to document the Compensation Committee’s well-established, disciplined process for granting equity awards.

See “– Compensation Discussion and Analysis – Our Other Compensation Policies” for a summary of the stock ownership guidelines and the equity granting policy.

Eliminate outdated or shareholder “unfriendly” provisions of the 2007 Stock Compensation Plan (the “2007 Plan”), such as the “liberal” change in control definition.

In 2023, the Board of Directors adopted, and our shareholders approved, the Clearfield, Inc. 2022 Stock Compensation Plan (the “2022 Plan”), which replaced the 2007 Plan. The 2022 Plan does not have a liberal definition of a change in control and reflects other feedback from our shareholders, investors and proxy advisory firms.

Introduce performance-based metrics to the long-term equity incentive program.

In November 2023, the Compensation Committee added performance stock units (PSUs) to the executive compensation program for fiscal 2024. See “– Compensation Discussion and Analysis – Compensation Decisions for 2024” for a summary of the PSU grants for fiscal 2024.

The Compensation Committee and the Board continue to consider additional compensation governance and corporate governance improvements for 2023 and beyond. We welcome the opportunity to engage with Clearfield shareholders and investors on these topics and others in the future.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors undertook a review of director independence in December 2023 as to all eight directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Clearfield, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Ms. Beranek, is independent according to the “independence” definition of the Nasdaq Listing Rules. Ms. Beranek is not independent under the Nasdaq Listing Rules because she is employed by Clearfield and serves as our executive officer.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The composition (as of December 27, 2023) and function of these committees are set forth below.

Compensation Committee	Nominating and Corporate Governance Committee	Audit Committee
Carol A. Wirsbinski (Chair)	Donald R. Hayward (Chair)	Charles N. Hayssen (Chair)
Patrick F. Goepel	Walter L. Jones, Jr.	Patrick F. Goepel
Walter L. Jones, Jr.	Ronald G. Roth	Roger G. Harding
Ronald G. Roth	Carol A. Wirsbinski	Donald R. Hayward

Compensation Committee (14 meetings in fiscal 2023)

The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our executive compensation plans and benefit programs. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers, as well as the Board of Directors’ evaluation of the Chief Executive Officer pursuant to the evaluation process established by the Nominating and Corporate Governance Committee. In connection with its review of compensation of executive officers or any form of incentive or performance-based compensation, the Compensation Committee will also review and discuss risks arising from our compensation policies and practices. The Compensation Committee also administers our 2022 Stock Compensation Plan (the “2022 Plan”), which replaced the 2007 Stock Compensation Plan (the “2007 Plan”) upon approval by our shareholders in February 2023. Until it was replaced by the 2022 Plan, the Compensation Committee administered the 2007 Plan.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market and the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

Nominating and Corporate Governance Committee (8 meetings in fiscal 2023)

The Nominating and Corporate Governance Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of Clearfield, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer, as well as making recommendations to the Board regarding succession plans for the Chief Executive Officer position. The Nominating and Corporate Governance Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chair of the Board. As part of its annual review, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as Chair and recommending to the Board of Directors any changes in such position. The Nominating and Corporate Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing and assessing Clearfield’s significant environmental, social and governance (ESG) issues, risks, and trends, and oversees Clearfield's engagement with and disclosure to shareholders and other interested parties concerning ESG matters.

The charter of the Nominating and Corporate Governance Committee requires that this Committee consist of at least two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Nominating and Corporate Governance Committee meets these requirements. A copy of the current charter of the Nominating and Corporate Governance Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

Audit Committee (4 meetings in fiscal 2023)

The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence, and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee, and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter that is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Board of Directors has reviewed the education, experience, and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Messrs. Hayssen, Goepel and Harding each meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

The Board has a non-executive Chair of the Board and three standing committees that are each led by a chair. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but she does not serve as chair of the Board and does not serve on any committees.

We believe the current Board leadership structure is appropriate for Clearfield at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. In particular, we believe that having our Chief Executive Officer serve as a member of the Board and having a separate individual serve as Chair of the Board allows the independent directors and the Chief Executive Officer to contribute their different perspectives and roles to our strategy development. Our current Board leadership structure is part of the policies reflected in our Governance Guidelines and the Nominating and Corporate Governance Committee is empowered through its charter to consider and make changes to the structure if necessary.

Board’s Role in Risk Oversight

We face a number of risks, including financial, technological, operational, regulatory, strategic, and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management, and mitigation of risk by our management are adequate and functioning as designed.

Our Board exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, ESG issues, fiscal year budgets, technology, quality, regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management engage in discussion on these topics.

Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Environmental, Social and Governance

We are committed to the continuous evolution of our environmental, social, and governance (ESG) program. This year, we engaged a third party to support us in strengthening our policies, enhancing transparency and disclosure, and building new strategies to address relevant ESG risks and opportunities. We believe that integrating ESG considerations into our business strategies will not only drive long-term value for our shareholders but also positively impact the communities in which we operate. We will continue to work toward improvement around our ESG priorities during 2024 and aim to provide additional ESG disclosures in 2024.

ESG Oversight. Our Board of Directors and executive leadership team take an active role in overseeing and guiding our ESG initiatives. We have established an ESG Working Group comprised of cross-functional employees with executive level support and oversight that is tasked with developing our ESG program and integrating ESG matters into our corporate strategy and decision-making processes. Our Board of Directors also maintains responsibility for ESG, specifically through the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and assesses our significant ESG issues, risks, and trends, and oversees our engagement with and disclosures to shareholders and other interested parties concerning ESG matters. The Board and the Nominating and Corporate Governance Committee receives regular updates on our ESG program from representatives of the ESG Working Group.

Environmental Management. We aim to understand and manage the impact of our products and operations to minimize our environmental footprint. We have several company-wide programs in place to protect the environment and track our energy consumption and are committed to reducing our use of water and electricity through efficient technologies, such as the use of LED lighting in our facilities and other efficiency measures. We also have a robust recycling program in all our facilities and processes compliant with European Union’s Directive 2002/95/EC, Restriction of the Use of certain Hazardous Substances in Electrical and Electronic Equipment (RoHS). As part of this, we strive to use materials efficiently in our manufacturing process to minimize manufacturing waste.

Human Capital Management. We prioritize human capital management by fostering a culture of inclusivity, learning, and well-being. We strive to provide a safe and supportive work environment that values diversity, encourages professional development, and promotes collaboration. We provide rigorous training programs for manufacturing and other technical employees to allow them to develop the necessary skillset for their roles and promote their career development. Through our learning management system (LMS) launched in 2023, we will continue to expand the training and development opportunities offered to our employees. Additionally, we maintain open channels of communication to engage with our employees, including weekly companywide hybrid meetings.

Diversity and Inclusion. We are committed to promoting a diverse workforce, where all employees feel respected, valued, and empowered. We leverage our applicant tracking system to work toward increasing representation across all levels of our organization, including leadership roles. We maintain a strict policy prohibiting harassment and discrimination of any kind.

Quality and Safety. Ensuring the quality and safety of our products is of utmost importance. We maintain stringent quality control processes and adhere to all relevant regulatory standards to guarantee the safety and reliability of our products. Our rigorous quality management system is ISO 9001:2015 certified and we are working toward implementing measures to monitor risks and performance throughout our supply chain.

Business Ethics. Our commitment to ethical conduct is reflected in our Code of Ethics and Business Conduct, which outlines principles and guidelines for our directors, officers, employees, and other representatives, such as contractors, to follow. This code is publicly available under the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. We promote transparent and honest communication and have adopted a Whistleblower Policy that governs the investigation and reporting of suspected improper activities that violate our Code of Ethics and Business Conduct.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 2.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.” The Nominating and Corporate Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provide that the Board should generally have between six and nine directors. The Board of Directors is currently comprised of eight directors. The Nominating and Corporate Governance Committee believes that an eight-person Board of Directors is appropriate at this time. At eight directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and is able to engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, and recommending qualified candidates for nomination as directors. The Nominating and Corporate Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, as the Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Clearfield and the Board of Directors. The Nominating and Corporate Governance Committee has determined that it will evaluate each prospective nominee against the following standards and qualifications:

●

Diversity in terms of gender, race, ethnicity, sexual orientation, and other characteristics that we believe contribute to high quality decision-making, problem-solving and the effectiveness of the Board

●	Knowledge, experience, skills, and expertise relevant to our business and the work of the Board and its committees, as well as diversity of these characteristics among the Board
●	Background, including demonstrated high personal and professional ethics and integrity
●	The ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of the Clearfield
●	Commitment, including the willingness to devote adequate time to the work of the Board and its committees
●	The ability to represent the interests of all shareholders and not a particular interest group
●

The skills needed by the Board, within the context of the existing composition of the Board, including knowledge of our industry and business or experience in global business, sales and marketing, finance, and other disciplines relevant to the Company’s success

●	The candidate’s qualification as “independent” under the listing standards of the Nasdaq Stock Market or other standards and qualification to serve on Board committees

The N&CG Committee also considers other relevant factors as it deems appropriate.

The Board has adopted a formal policy with respect to diversity through our Governance Guidelines. Under that policy, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

In reviewing prospective nominees, the Nominating and Corporate Governance Committee reviews the number of public company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Our Governance Guidelines provide that (a) non-employee directors should serve on no more than four boards of publicly held companies (including the Board), (b) non-employee directors who are serving as a chief executive officer of a public company should serve on no more than two boards of publicly held companies (including the Board), and (c) officers of the Company should serve on no more than two boards of for-profit companies (publicly or privately held) (including the Board), provided in each case that such service does not adversely affect the person’s ability to perform his or her duties to the Company. On a case-by-case basis, the Nominating and Corporate Governance Committee may approve, in its discretion, service by a non-employee director or officer of the Company on more boards than set forth above.

As part of the nominee selection process for this Annual Meeting, the Nominating and Corporate Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of each director nominee. Based upon that review, the Nominating and Corporate Governance Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate. The Nominating and Corporate Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Clearfield Board Diversity. Recently adopted Nasdaq listing requirements require each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and one diverse director who self-identifies as an underrepresented minority or LGBTQ+ (subject to the exceptions). Our current Board composition is in compliance with the Nasdaq diversity requirement.

The table below provides certain highlights of the composition of our board members, each of whom are nominees for election at the Annual Meeting. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of December 27, 2023)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

Director Nominee Skills, Experience and Background. The following is a summary of some of the skills, experience, and background that our director nominees bring to the Board:

Executive and Senior Leadership Experience	Strategic Planning/Oversight	Business Development	Telecommunications and Technology
Financial Expertise and Literacy	Acquisitions and Integration	Operations	Manufacturing
Public Company Board Experience	Sales and Marketing	Risk Management	Governance

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Under our Governance Guidelines, when evaluating candidates for nomination as new directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups. The Nominating and Corporate Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Nominating and Corporate Governance Committee members and other directors may interview the prospective nominees in person, by video or by telephone. After completing the evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2024 Annual Meeting. The nominees for the Annual Meeting were selected by the Nominating and Corporate Governance Committee in December 2023. All nominees were elected by shareholders at the 2023 Annual Meeting of Shareholders. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Nominating and Corporate Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of Clearfield, Inc. To be considered, the written notice must be timely received and in proper form as described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2025 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal 2023, the Board of Directors met 8 times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during fiscal 2023. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. Our Governance Guidelines require that each director make all reasonable efforts to attend the annual meeting of shareholders. Seven of the eight directors then serving attended the 2023 Annual Meeting of Shareholders.

Communications with Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors, or any individual director by sending an e-mail to board@seeclearfield.com or by directing the communication in care of the Secretary of Clearfield, to the address set forth on the front page of this proxy statement. Shareholders making a communication in this manner will receive a confirmation of receipt of the communication if the Secretary is provided with an address for that purpose and the shareholder does not otherwise request that no confirmation be sent.

All communications that are not excluded for the reasons stated below will be forwarded unaltered to the director(s) to which the communication is addressed or to the other appropriate director(s). Communications received from shareholders will be forwarded as part of the materials sent before the next regularly scheduled Board or committee meeting, although the Board has authorized the Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant.

The Board of Directors has authorized the Secretary to exclude a communication on matters that are unrelated to the duties and responsibilities of the Board, such as:

●	Product inquiries, complaints, or suggestions
●	New product suggestions
●	Resumes and other forms of job inquiries
●	Surveys
●	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any excluded communication will be made available to the Board of Directors upon request of any director.

If shareholders have a communication that is a nomination of a director or is a proposal for shareholder action, the communication must be directed to the Secretary and must conform to the requirements of Clearfield’s bylaws. For more information, please review our bylaws and the sections of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and “Shareholder Proposals and Shareholder Nominees for 2025 Annual Meeting.”

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers, and employees, including our principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available under the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website under the “Corporate Governance” section.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Baker Tilly US, LLP, our independent registered public accounting firm. The discussions with Baker Tilly US, LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Baker Tilly US, LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Baker Tilly US, LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

BY: THE AUDIT COMMITTEE
Charles N. Hayssen (Chair)
Patrick F. Goepel
Roger G. Harding
Donald R. Hayward

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Information about Ms. Beranek, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

John P. Hill, 58, was appointed as our Chief Operating Officer effective October 30, 2008. Prior to being appointed in this position, Mr. Hill had been our Vice President of Engineering and Product Management since 2007. He also served as our Vice President of Product Management and Development from 2004 to 2007 and was our first Vice President of Sales from 2003 to 2004. Mr. Hill attended Macalester College and the University of Minnesota.

Daniel R. Herzog, 59, has been Chief Financial Officer since August 25, 2011, and served as Interim Chief Financial Officer from February 19, 2011, until his appointment in August 2011. He served as Clearfield’s Vice President of Administration from June 2009, until his appointment as Interim Chief Financial Officer, which also includes the duties of Vice President of Administration. Mr. Herzog previously served as our Comptroller and principal accounting officer from September 2003 through February 2006. Mr. Herzog held positions of Controller and Chief Financial Officer in his 13 years at Americable, which was acquired by Clearfield in 2003. Mr. Herzog received his Bachelors of Arts degree in Accounting in 1986 from Gustavus Adolphus College in St. Peter, Minnesota.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy, programs, and practices for our named executive officers. Our named executive officers for fiscal 2023, whose compensation is discussed in this CD&A, are as follows:

Name	Title
Cheryl Beranek	President and Chief Executive Officer
Daniel R. Herzog	Chief Financial Officer
John P. Hill	Chief Operating Officer

This CD&A also is intended to provide a framework within which to understand the actual compensation awarded to, earned, or held by each named executive officer during fiscal 2023 as reported in the accompanying compensation tables.

Our 2023 Business and Financial Results

Clearfield is a leader in fiber connectivity. We design, manufacture, and distribute fiber protection, fiber management and fiber delivery solutions to enable rapid and cost-effective fiber-fed deployment throughout the broadband service provider space primarily across North America.

Our compensation program for fiscal 2023 was designed to create a strong link between pay and Clearfield’s performance. A significant portion of our executives’ compensation for fiscal 2023 was tied to the achievement of defined performance goals and other key business, strategic and operational achievements that the Compensation Committee believes align management’s efforts with key drivers of long-term shareholder value.

Key Results and Achievements in Fiscal 2023
●	Net sales decreased 0.8% to $268.7 million for fiscal 2023 from $270.9 million in fiscal 2022.
●

Gross margin for fiscal 2023 was 31.7% compared to 41.7% for fiscal 2022. Gross margin was negatively affected by excess production capacity and the inclusion of Nestor Cables (a lower gross margin profile business acquired in July of 2022) in full year results.

●	Operating expenses for fiscal 2023 decreased 2.4% to $48.0 million, or 17.9% of net sales, from $49.1 million, or 18.1% of net sales, in fiscal 2022.
●	Net income for fiscal 2023 totaled $32.5 million, or $2.17 per diluted share, compared to $49.4 million, or $3.55 per diluted share, in fiscal 2022.
●	Raised approximately $130 million in net proceeds from a secondary offering for working capital and general corporate purposes.
●

Strong balance sheet enables us to weather the dynamics that are affecting the market and positions us well to compete for larger customer opportunities, pursue strategic opportunities, and enhance our market positioning and product portfolio ($174.5 million of cash, short- and long-term investments, and $2 million of debt at year-end fiscal 2023).

●	Reached milestone of supplying over 50 million fiber ports in the market.
●	Commenced expansion of Nestor Cables’ Estonia manufacturing facility to produce higher margin micro duct and connectivity products.
●	Continued initiative to modernize our enterprise resource planning (ERP) and internal software systems to enable better order management and fulfillment to reduce lead times.
●	Continued investing in Clearfield College, which provides online and in-field customer training support to address skilled labor shortage.
●	Launched SeeChange® access terminal and hardened connector system, which helps reduce customer deployment times and labor costs while connecting homes.

Consideration of 2023 Annual Meeting Say-On-Pay Vote and Shareholder Feedback

We present an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) every year. The say-on-pay proposal presented at our 2022 Annual Meeting of Shareholders received 90% approval by our shareholders, up from 62% the prior year. We attribute the significant increase in shareholder support for the say-on-pay proposal at our 2022 Annual Meeting of Shareholders to our substantial shareholder engagement efforts in 2021 and our responsiveness to shareholder feedback, as more fully described in our proxy statement for the 2023 Annual Meeting of Shareholders.

In 2022, we continued our shareholder engagement efforts and continued to seek opportunities to improve our compensation governance in response to shareholder feedback. For example, in 2022 we adopted stock ownership guidelines and an equity granting policy, and the Compensation Committee retained an independent compensation consultant to provide advice regarding fiscal 2023 compensation of our executive officers and non-employee directors, including development of a peer group and competitive benchmarking. We also developed the 2022 Stock Compensation Plan (the “2022 Plan”) to replace the 2007 Stock Compensation Plan (the “2007 Plan”), which was the subject of significant shareholder feedback. The 2022 Plan was designed to reflect corporate governance best practices and responsiveness to feedback from our shareholders and proxy advisory firms. For example, through the 2022 Plan, we removed the liberal definition of a “Change in Control” from future equity awards and provided for a double trigger accelerated vesting of equity awards (that is, requiring both a Change in Control and termination of employment) directly in response to shareholder feedback on features of the 2007 Plan. The 2022 Plan was presented to our shareholders at the 2023 Annual Meeting of Shareholders and received 97% approval. The say-on pay proposal presented at our 2023 Annual Meeting of Shareholders received 84% approval.

In 2023, we continued our shareholder engagement efforts and continued to seek opportunities to improve our compensation governance in response to shareholder feedback. For example, in November 2023, the Compensation Committee granted 50% of the fiscal 2024 equity award to our named executive officers in the form of performance stock units (“PSUs”) directly in response to prior shareholder feedback requesting we introduce performance-based metrics in our long-term equity incentive program. The opportunity to earn the PSUs is based on a key financial metric – fiscal 2024 target adjusted EBITDA.

The Compensation Committee continues to seek shareholder input on our compensation program to ensure that it is well-designed to incentivize our management team to drive shareholder value.

Our Compensation Philosophy

Our philosophy with respect to the compensation of our executive officers is based upon the following principles:

●

Performance-based compensation should constitute a significant portion of the executive’s overall compensation and be available to the executive when they individually deliver, and we as a company deliver, high performance.

●	Base salaries should be set at levels that recognize the significant potential compensation opportunities available through performance-based compensation.
●	Long-term incentives should be designed to align the financial interests of the executives with the interests of our shareholders in creating long-term shareholder value.
●

Annual cash incentive pay and long-term incentives should be designed to reward a reasonable and competitive balance of short- and long-term financial and strategic business results, with an emphasis on managing the business over the long-term.

●	Compensation packages should be competitive to attract and retain superior executive talent.
●	The design of our compensation program should not encourage the executives to take unnecessary or undesirable risks.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals; and second, to identify changes and trends in executive compensation policies and practices.

Overview of Compensation Process – Use of Compensation Consultant and Role of Management

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for fiscal 2023 consisted of the 2007 Plan and following approval by our shareholders in February 2023, the 2022 Plan. No further awards will be granted under the 2007 Plan.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves, or recommends to the Board for approval, specific compensation programs. In February 2023, the Board of Directors approved the establishment of a cash incentive compensation program for fiscal 2023 (the “2023 Bonus Program”) for certain of our employees including the named executive officers. The 2023 Bonus Program and the named executive officers’ participation in the program was recommended by the Compensation Committee. The 2023 Bonus Program is summarized below.

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisors as it deems necessary to carry out its responsibilities. The compensation consultant and any other advisor retained by the Compensation Committee report to the Compensation Committee.

In August 2022, the Compensation Committee retained Compensia, a national compensation consulting firm, as its independent compensation consultant to provide advice for fiscal 2023 on matters relating to the compensation of our executive officers and non-employee directors. Compensia assisted and advised the Compensation Committee in the development of a compensation peer group, conducted a market assessment of the Company’s executive compensation program, advised on bonus plan practices, updated the Compensation Committee on market and regulatory trends and developments, provided advice and guidance for the future introduction of performance-based equity, and provided advice and recommendations on the compensation of our non-employee directors.

In determining compensation for our named executive officers for fiscal 2023, the Compensation Committee considered and assessed the performance of each of the named executive officers in fiscal 2022, as well as the competitive market data and recommendations provided by Compensia, in establishing base salaries, the 2023 Bonus Program, and equity awards. The Chief Executive Officer recommended to the Compensation Committee the financial performance goals under the 2023 Bonus Program based upon Clearfield’s budget for fiscal 2023 that was approved by the Board of Directors. No named executive officer, other than the Chief Executive Officer, had a role in establishing executive compensation for 2023. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

Compensation Peer Group

In August 2022, the Compensation Committee requested Compensia assist the Compensation Committee in the development of a compensation peer group to be used as an input in defining the competitive landscape for executive talent, along with additional data sourced from Compensia’s database. A primary goal in developing the peer group was to ensure the peer group would be reasonably reflective of Clearfield in terms of size, value and market for executive talent. In developing the peer group, companies were targeted based on several selection criteria, including the following:

●	Revenue: ~ 0.3x to ~ 2.5x Clearfield’s estimated annual revenue.
●	Market Capitalization: ~ 0.25x to ~ 4.0x Clearfield’s market capitalization.
●	Industry: Communications/Electronic Equipment, Electronic Manufacturing Services, and Wireless Telecommunication Services.
●	Location: Headquartered in the U.S.
●	Refinement Factors: Companies that (i) name Clearfield in their own peer groups, and (ii) show positive revenue growth.

Companies were not required to meet all the selection criteria listed above. The Compensation Committee evaluated each of the companies against all the selection criteria to identify a peer group that, taken as a whole, is reflective of Clearfield and its market for executive talent. The final peer group for fiscal 2023 consisted of the following companies:

Clearfield Peer Group
ADTRAN Holdings	Inseego
Aviat Networks	Iteris
Bel Fuse	KVH Industries
Calix	Lantronix
Cambium Networks	Luna Innovations
CTS	Netlist
Digi International	nLIGHT
DZS	Preformed Line Products
EMCORE	RF Industries
Gogo	Shenandoah Telecommunications
Harmonic	Vicor

2023 Compensation for Named Executive Officers

For the named executive officers, the Compensation Committee considers the appropriate mix of components of compensation consisting of base salary, an annual cash bonus based on achievement of goals determined by the Compensation Committee, and long-term equity compensation. Ms. Beranek, who is both a director and a named executive officer, receives no compensation for her service as a Board member.

The Compensation Committee has historically delivered the same compensation to our Chief Executive Officer and our Chief Operating Officer, a practice which each of these executives has supported. The Compensation Committee believes this is appropriate because the Chief Operating Officer has a greater scope of duties at our company than typical for the position and is also a named inventor on Clearfield’s products. For these reasons, the Compensation Committee again determined to set all elements of pay for our Chief Executive Officer and our Chief Operating Officer at the same levels for fiscal 2023.

For fiscal 2023, the total target direct compensation, comprised of base salary, annual cash incentive pay and long-term incentive awards (consisting of restricted stock) for our named executive officers was as follows:

CEO FY 2023 Target Mix
23%
23%
54%
Base Salary
Annual Cash Incentive
Long-Term Incentive

CFO FY 2023 Target Mix
31%
23%
46%
Base Salary
Annual Cash Incentive
Long-Term Incentive

COO FY 2023 Target Mix
23%
23%
54%
Base Salary
Annual Cash Incentive
Long-Term Incentive

Each of these elements of compensation is explained in more detail below.

Additionally, consistent with the Compensation Committee’s focus on pay-for-performance, a significant portion of the total target direct compensation for fiscal 2023 was performance-based/“at-risk,” comprised of annual cash incentive pay and restricted shares with a performance-based element intended to provide our named executive officers the full target value of the equity award only if our stock price increases to $100 per share. Of the total target direct compensation for fiscal 2023, 77% of the compensation for Ms. Beranek was performance-based/“at-risk,” 69% of the compensation for Mr. Herzog was performance-based/“at-risk,” and 77% of the compensation for Mr. Hill was performance-based/“at-risk.”

Base Salaries

Based on a review of peer group executive officer compensation information provided by Compensia, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an increase in the annual base salaries of the named executive officers for fiscal 2023. The purpose of the increase in the case of the Chief Executive Officer and the Chief Financial Officer was to better align their base salaries with the 50th percentile of the peer group. The Compensation Committee set the base salary of the Chief Operating Officer to be the same as for our Chief Executive Officer as explained above. For fiscal 2023, base salaries were set at the following amounts: Ms. Beranek, $425,000 (an increase of 13.5%); Mr. Herzog, $340,000 (an increase of 36.9%); and Mr. Hill, $425,000 (an increase of 13.5%).

Design of and Payouts Under the 2023 Bonus Program

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee recommended, and the Board of Directors approved, the 2023 Bonus Program and the incentive pay opportunities for the named executive in February 2023. The 2023 Bonus Program and the executive officers’ participation in the program was recommended by the Compensation Committee after consideration of the advice from Compensia.

Under the 2023 Bonus Program, the Compensation Committee determined minimum, target and maximum performance goals for fiscal 2023 net sales and fiscal 2023 adjusted EBITDA, which were weighted 75% and 25%, respectively. Net sales are to be determined on a consolidated basis in conformity with accounting principles generally accepted in the United States of America (GAAP). Adjusted EBITDA is defined as the Company’s consolidated GAAP net income excluding items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, foreign currency gains and losses, the 2023 Bonus Program amounts, and other non-operating income and expenses. The Compensation Committee retained the discretion to include or exclude items from each of the performance metrics and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2023 Bonus Program. The Compensation Committee also approved the cash incentive pay the executive officers could earn at the minimum, target and maximum level of achievement as a percentage of their respective annual base salaries as follows: Ms. Beranek and Mr. Hill, 60%, 100% and 200%, respectively; and Mr. Herzog, 60%, 75% and 100%, respectively. Under the 2023 Bonus Program, achievement of a performance metric at less than or greater than target level would result in proportionately decreasing or increasing incentive pay relating to that performance metric. If the minimum performance goal for a performance metric is not achieved, there would be no incentive pay with respect to that performance metric. The maximum incentive pay that could be earned under the 2023 Bonus Program by an executive officer would not exceed that executive officer’s bonus opportunity at the maximum level, even if actual performance exceeded the maximum level for either or both of the performance metrics. The Compensation Committee determined target net sales and target adjusted EBITDA would be the same as the Company’s guidance for net sales and adjusted EBITDA to align the interests of the named executive officers and other participants with the interests of the Company’s shareholders. Due to the challenging nature of achievement of target net sales and adjusted EBITDA, the Compensation Committee further determined the minimum payout levels should be set based on achievement of 90% of target, and, for consistency, the maximum payout levels should be set based on achievement of 110% of target. All payments, if any, to the executive officers under the 2023 Bonus Program would be subject to “clawback” under the Company’s Compensation Recoupment Policy adopted September 23, 2021, as amended through September 28, 2023.

The following table shows the named executive officers’ 2023 Bonus Program opportunity as a percentage of base salary at various performance levels and the actual payout as a percentage of salary and in dollars. Given the Company’s fiscal 2023 net sales and adjusted EBITDA were below the minimum performance goals, the Compensation Committee determined no payouts would be made to the executive officers and other participants under the 2023 Bonus Program. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Further, the 2023 Bonus Program payouts that would have been earned if the various levels were achieved are reflected in the “Grants of Plan-Based Awards for Fiscal Year Ending September 30, 2023” table under the column titled “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and associated footnotes.

	Bonus Opportunity As a Percentage of Base Salary			Actual 2023 Bonus	Actual 2023
Executive Officer	Minimum Level Achievement	Target Level Achievement	Maximum Level Achievement	Program Payout as a Percentage of Base Salary	Bonus Program Payout ($)
Cheryl Beranek	60%	100%	200%	0%	0
Daniel R. Herzog	60%	75%	100%	0%	0
John P. Hill	60%	100%	200%	0%	0

Long-Term Equity Compensation

The Compensation Committee grants equity awards to executive officers for their performance during a fiscal year, typically in November of each year, although the Compensation Committee may approve equity awards outside of the normal grant cycle to select individuals in the event of extraordinary circumstances. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2022 Plan, except in limited and special circumstances.

The Compensation Committee believes that equity awards incentivize financial progress, sustained shareholder value creation, and the following key compensation objectives:

●	Focus on the importance of stock price appreciation and shareholder returns.
●	Align executives’ interests with the shareholders’ interests in creating long-term shareholder value.
●	Promote the achievement of financial performance over the long-term.
●	Encourage executive retention.
●	Promote meaningful levels of Clearfield stock ownership by executives.

Consistent with these principles, the Compensation Committee granted restricted stock awards to the executive officers in February 2023, contingent on shareholder approval of the 2022 Plan and with a grant date of the first business day following the 2023 Annual Meeting of Shareholders. Based on the executive officer’s position, the Compensation Committee targeted an award value within the median range for long-term equity compensation based on the Company’s peer group. For Ms. Beranek and Mr. Hill, the Compensation Committee targeted $1,000,000 in restricted stock and for Mr. Herzog, the Compensation Committee targeted $500,000 in restricted stock. Rather than use the stock price on the date of grant to determine the number of shares of restricted stock to be issued to each executive officer, the Compensation Committee determined to use a price of $100 per share, which is the same as the price to the public in the Company’s December 2022 underwritten public offering of common stock. The Compensation Committee used this higher common stock value due to the Compensation Committee’s view that the lower market price on the date of grant did not reflect the inherent value of the Company, in order to avoid a windfall to the executive officers based on the timing of the grant, and in order to provide a performance-based element to the restricted stock award, noting that the executive officers would receive the targeted award value only if the stock price increases to $100 per share. Accordingly, Ms. Beranek and Mr. Hill were granted 10,000 shares of restricted stock and Mr. Herzog was granted 5,000 shares of restricted stock under the 2022 Plan. To align vesting of the restricted shares with the Company’s historic timing of equity grants, the Compensation Committee determined the restricted stock awards would vest as to one-third of the shares on each of November 16, 2023, November 16, 2024, and November 16, 2025, subject to continued employment through each such date.

Compensation Decisions for 2024

In November 2023, the Compensation Committee determined not to increase the base salaries for the named executive officers for fiscal 2024 in light of the market-adjustments made to their base salaries for fiscal 2023, the Company’s financial performance in fiscal 2023, and current challenges in the telecommunications industry as a whole.

The Compensation Committee also approved the establishment of the 2024 Bonus Program applicable to the Company’s executive officers and set the cash incentive pay opportunities for each such officer. The Compensation Committee determined target and maximum performance goals for fiscal year 2024 net sales and fiscal year 2024 gross profit, which will be weighted 75% and 25%, respectively. Net sales and gross profit will be determined on a consolidated basis in conformity with GAAP. The Compensation Committee retained the discretion to include or exclude items from each of the performance metrics and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2024 Bonus Program. The Compensation Committee also approved the cash incentive pay the executive officers may earn at the target and maximum level of achievement as a percentage of their respective annual base salaries as follows: Ms. Beranek and Mr. Hill, 60% and 200%, respectively; and Mr. Herzog, 60% and 100%, respectively. Under the 2024 Bonus Program, achievement of a performance metric at greater than target level will result in proportionately increasing incentive pay relating to that performance metric. If the target performance goal for a performance metric is not achieved, there will be no incentive pay with respect to that performance metric. The maximum incentive pay that may be earned under the 2024 Bonus Program by an executive officer will not exceed that executive officer’s bonus opportunity at the maximum level, even if actual performance exceeds the maximum level for either or both of the performance metric. The Compensation Committee determined the maximum payout level should be set based on achievement of 125% of target.

In November 2023, the Compensation Committee added PSUs to the executive compensation program for fiscal 2024 due to the strong alignment between performance-based equity awards and the Compensation Committee’s philosophy of emphasizing performance-based compensation. The Compensation Committee determined to keep the overall target value of the equity grants to the named executive officers flat year-over-year, but to divide the target value of the equity grants evenly between restricted shares and PSUs. Accordingly, for Ms. Beranek and Mr. Hill, the Compensation Committee targeted $500,000 in restricted stock and $500,000 in PSUs, and for Mr. Herzog, the Compensation Committee targeted $250,000 in restricted stock and $250,000 in PSUs. The PSUs will vest, and the restrictions on the PSUs will lapse, on the first anniversary of the date of grant, subject to continued employment through such date and the Company attaining fiscal 2024 target adjusted EBITDA. The Compensation Committee intends to grant PSUs that vest over a three-year period as part of the fiscal year 2025 executive compensation program.

All payments to the executive officers under the 2024 Bonus Program and all PSUs awarded to the executive officers under the 2022 Plan will be subject to “clawback” under the Company’s Compensation Recoupment Policy adopted September 23, 2021, as amended through September 28, 2023.

Benefits and Perquisites

Our executive officers receive the same benefits that are available to all our U.S.-based regular full-time employees. With the exception of the Tax Gross Up Plan described below that was established in 2010 and premiums we pay on term life insurance policies for the estates of Ms. Bernanek and Mr. Hill that have been in place since 2011, we do not offer any significant perquisites or other personal benefits to the named executive officers.

Employment Agreements and Change in Control Provisions

In December 2008, we entered into employment agreements with Ms. Beranek and Mr. Hill that remained in effect throughout fiscal 2023. In November 2010, we established a Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”). For fiscal 2023, Ms. Beranek and Mr. Hill were participants in the Tax Gross Up Plan. In 2017, we entered into an employment agreement with Mr. Herzog that was amended in December 2019 and continued in effect throughout fiscal 2023. Mr. Herzog is not a participant in the Tax Gross Up Plan. Since it was established in November 2010, the Tax Gross Up Plan has not been amended or modified and the participants in the Tax Gross Up Plan are limited to two executives, Ms. Beranek and Mr. Hill. In January 2023, consistent with its long-standing practice, the Compensation Committee determined that Clearfield would not approve any additional participants in the Tax Gross Up Plan and would not amend or modify the Tax Gross Up Plan to expand any benefit to any executive officer participant in the Tax Gross Up Plan.

See “Executive Compensation – Employment Arrangements with Named Executive Officers” for summaries of the employment agreements with Ms. Beranek, Mr. Hill, and Mr. Herzog, as well as a summary of the Tax Gross Up Plan.

Consideration of Risk in Compensation

Management conducted a risk assessment of Clearfield’s policies and programs relating to the compensation of employees, including those that apply to our named executive officers. In particular, management considered the following factors of our compensation policies, practices and programs: the Compensation Committee’s robust governance controls; our mix of long-term and short-term programs; our use of objective performance goals; the fact that our performance goals are either calculated in accordance with GAAP, in the case of net sales, or strictly defined parameters, in the case of adjusted EBITDA; the Compensation Committee’s review and approval of all equity grants; the cap on payouts under the 2023 Bonus Program; the clawback provisions of our 2007 Plan and our 2022 Plan that are applicable to all equity awards granted under such plans; our compensation recoupment policy adopted on September 23, 2021, as amended through September 28, 2023; and our stock ownership guidelines. Our compensation recoupment policy and stock ownership guidelines are summarized below.

Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, we believe that our compensation policies and practices create an appropriate balance between our base salary compensation, short-term cash incentive compensation and long-term equity incentive compensation, thereby reducing the possibility of imprudent risk-taking, and that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Clearfield.

Our Other Compensation Policies

Compensation Recoupment (“Clawback”) Policy

On September 28, 2023, the Board of Directors approved, based on the recommendation of the Compensation Committee, an amended Compensation Recoupment Policy, which was originally adopted on September 23, 2021. The Board approved the amended Compensation Recoupment Policy to comply with the final clawback rules adopted by the Securities and Exchange Commission pursuant to Section 10-D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1”), and the applicable rules of The Nasdaq Stock Market LLC, as set forth in Nasdaq Listing Rule 5608 (the “Nasdaq Rules” and, together with Rule 10D-1, the “Final Clawback Rules”). The Board has designated the Compensation Committee with the authority to administer the Compensation Recoupment Policy. The Compensation Recoupment Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers (as defined in Rule 10D-1) of the Company in the event that the Company is required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Compensation Recoupment Policy, the Board of Directors may recoup from executive officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The Compensation Recoupment Policy also provides for the discretionary recoupment of compensation from executive officers and other senior officers designated by the Board of Directors in the event of errors or certain detrimental conduct, as well as discretionary recoupment of compensation from designated senior officers in the event of an accounting restatement.

Any right of recoupment under the Compensation Recoupment Policy is in addition to any other recoupment right Clearfield may have, including the right to take action under the 2007 Plan and the 2022 Plan, which also provide us with a right to reduce, cancel or otherwise recoup from all awards granted under such plans.

Anti-Hedging and Anti-Pledging Policies

We maintain an insider trading policy to guide our employees and directors in complying with securities laws and avoid the appearance of improper conduct. Clearfield’s insider trading policy prohibits our directors, executive officers, and designated employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or otherwise pledging our securities as collateral for a loan. These insiders also may not enter into hedging or monetization transactions, such as zero-cost collars, forward sale contracts, or any arrangement that is designed to hedge or offset any decrease in the market value of our stock. In addition, Clearfield directors, executive officers and other employees are prohibited from short selling Clearfield securities and from trading in publicly traded options for Clearfield securities.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. These guidelines affirm to our shareholders that our executives and directors have a meaningful long-term position in Clearfield and a longer-term view of its performance. The following table summarizes our stock ownership guidelines, which were developed based on market and peer group data.

Leadership Position	Multiple of Salary
Chief Executive Officer	6x annual base salary
Chief Operating Officer	4x annual base salary
Chief Financial Officer	4x annual base salary
All Other Executive Officers	2x annual base salary
Non-Employee Directors	5x annual cash retainer (excluding any committee-related or chair-related retainer)

The value of an executive’s or non-employee director’s stock ownership is measured as of September 30 of each year. Current executive officers and non-employee directors are expected to meet the applicable guidelines within five years of September 30, 2022, which is the date the guidelines went into effect. Newly hired or promoted executive officers and newly elected directors will meet the applicable guidelines within five years of the date of hire, promotion or election, as the case may be.

The guidelines require that if an executive officer or director does not meet his or her applicable ownership guideline at the time specified, the executive officer or director must retain 50% of the shares received on exercise of stock options or the vesting of full value awards such as restricted stock or restricted stock units, in each case, calculated on a net basis after shares are surrendered to pay for the exercise price, if applicable, or any withholding taxes.

Equity Granting Policy

Effective September 30, 2022, Clearfield adopted an equity granting policy. The policy documents the Compensation Committee’s well-established, disciplined process for granting equity awards and its long-standing practice of granting awards only at a time that directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.” Additionally, the Company’s policy is that no equity awards will be granted to executive officers within the period starting four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material non-public information (including earnings information), and ending one business day after such filing.

The equity granting policy also establishes procedures for equity awards granted by our Chief Executive Officer under authority delegated from the Compensation Committee. The Chief Executive Officer may grant equity awards to newly hired employees, newly promoted employees or in recognition of the performance or achievement of an employee, provided that the employee is not an executive officer of Clearfield, the equity award does not exceed the per grant limitation, and all awards granted under delegated authority do not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. The equity granting policy also requires concurrent documentation and reporting to the Compensation Committee of all equity awards granted under delegated authority. Consistent with the equity granting policy’s prohibition on timing equity awards to the release of material non-public information, the grant date for a new hire grant or recognition grant to non-officer employees under delegated authority will be the second Tuesday of the month following the employee’s start date or the recognition date, or if the Nasdaq Stock Market was closed on such date, the next succeeding trading day.

Compensation Committee Interlocks

From the beginning of fiscal 2023 until the date of the 2023 Annual Meeting of Shareholders on February 23, 2023, the members of the Compensation Committee were Messrs. Roth, Goepel, Harding and Hayward and Ms. Wirsbinski. No member of the Compensation Committee is, or has ever been, an officer or employee of Clearfield. During 2023, none of the named executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served either on our Board of Directors or on our Compensation Committee.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain executive officers. Our pay-for-performance philosophy is central to our compensation program, and the Compensation Committee believes shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may result in non-deductible compensation expense to the Company.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, and shall not otherwise be deemed filed under either of these Acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Members of the Compensation Committee

Carol A. Wirsbinski (chair)
Patrick F. Goepel

Walter L. Jones, Jr.

Ronald G. Roth

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Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the last three fiscal years for (i) Cheryl Beranek, our President and Chief Executive Officer; (ii) Daniel R. Herzog, our Chief Financial Officer; and (iii) the one other executive officer of Clearfield, John P. Hill, our Chief Operating Officer (together referred to as our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Cheryl Beranek President and Chief Executive Officer	2023	425,000	—	615,600	—	—	21,262	1,061,862
	2022	374,415	—	398,649	224,642	954,757	20,112	1,972,574
	2021	361,753	379,371	72,336	144,697	542,630	15,671	1,516,456
Daniel R. Herzog Chief Financial Officer	2023	340,000	—	307,800	—	—	18,592	666,392
	2022	248,433	—	219,167	149,055	315,510	14,279	946,444
	2021	240,032	125,976	48,002	96,011	180,024	12,645	702,691
John P. Hill Chief Operating Officer	2023	425,000	—	615,600	—	—	21,164	1,061,764
	2022	374,415	—	398,649	224,642	954,757	19,072	1,971,534
	2021	361,753	379,371	72,336	144,697	542,630	16,367	1,517,152

(1)	For 2021, represents a bonus approved by the Compensation Committee as a discretionary increase to the cash bonus the named executive officer earned under the 2021 Bonus Program.

(2)

Represents the aggregate grant date fair value of stock awards and the grant date fair value of option awards in the respective fiscal year, as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation using the assumptions discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2023. For 2022, includes the value of stock awards approved by the Compensation Committee as a discretionary increase to the cash bonus the named executive officer earned under the 2022 Bonus Program in the following amounts: Ms. Beranek, $286,364; Mr. Hill, $286,364; and Mr. Herzog, $144,643.

(3)

Represents bonuses paid to the named executive officers under our cash bonus program for the year noted, which are reported for the year in which the related services were performed. See “Compensation Discussion & Analysis – Design of and Payouts Under the 2023 Bonus Program” for a description of the cash bonus program for 2023.

(4)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan ($)	Term Life Insurance Premiums ($)(1)	Long Term Disability ($)
	2023	15,498	4,904	860
Cheryl Beranek	2022	13,488	5,730	893
	2021	13,187	1,650	834
	2023	17,687	45	860
Daniel R. Herzog	2022	13,341	45	893
	2021	11,767	45	834
	2023	15,614	4,690	860
John P. Hill	2022	13,488	4,690	893
	2021	12,883	2,650	834

(1)

Represents amounts paid by us for term life insurance policies that have been in place since 2011. Ms. Beranek’s policy provides a $2 million benefit payable to Ms. Beranek’s estate upon her death and expires in the year 2058. Mr. Hill’s policy provides a $2 million benefit payable to Mr. Hill’s estate upon his death and expires in the year 2060. We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2 million each where the death benefit is payable to us.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ending September 30, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock	All Other Option Awards	Exercise or Base	Grant Date Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards Number of Shares of Stock (#)	Number of Securities Underlying Options (#)	Price of Option Awards ($)	Value of Stock and Option Awards (#)
Cheryl Beranek	—	255,000	425,000	850,000	—	—	—	—
Cheryl Beranek	2/16/23	—	—	—	10,000	—	—	615,600
Daniel R. Herzog	—	204,000	255,000	340,000	—	—	—	—
Daniel R. Herzog	2/16/23	—	—	—	5,000	—	—	307,800
John P. Hill	—	255,000	425,000	850,000	—	—	—	—
John P. Hill	2/16/23	—	—	—	10,000	—	—	615,600

(1)

Represents incentive pay that may have been earned by the named executive officers under our 2023 Bonus Program. Threshold refers to the minimum amount payable upon achievement of the minimum performance levels required to earn any payment. Target refers to the amount payable if specified targets were reached. Maximum refers to the maximum payout possible under the 2023 Bonus Program. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2023 Bonus Program. For an explanation of the 2023 Bonus Program, refer to the description under the heading of Compensation Discussion and Analysis entitled “Design of and Payouts Under the 2023 Bonus Program.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Cheryl Beranek (2)	—	—	—	—	4,250	121,805
Cheryl Beranek (3)	—	—	—	—	1,016	29,109
Cheryl Beranek (4)	8,000	16,000	12.43	11/13/2025	—	—
Cheryl Beranek (5)	11,851	5,925	23.74	11/16/2025	—	—
Cheryl Beranek (6)	—	—	—	—	1,126	32,271
Cheryl Beranek (7)	2,932	5,865	66.48	11/16/2026	—	—
Cheryl Beranek (8)	—	—	—	—	10,000	286,600
Daniel R. Herzog (2)	—	—	—	—	1,500	42,990
Daniel R. Herzog (3)	—	—	—	—	674	19,317
Daniel R. Herzog (4)	7,200	4,800	12.43	11/13/2025	—	—
Daniel R. Herzog (5)	7,863	3,932	23.74	11/16/2025	—	—
Daniel R. Herzog (6)	—	—	—	—	747	21,419
Daniel R. Herzog (7)	1,946	3,891	66.48	11/16/2026	—	—
Daniel R. Herzog (8)	—	—	—	—	5,000	143,300
John P. Hill (2)	—	—	—	—	4,250	121,805
John P. Hill (3)	—	—	—	—	1,016	29,109
John P. Hill (4)	8,000	16,000	12.43	11/13/2025	—	—
John P. Hill (5)	11,851	5,925	23.74	11/16/2025	—	—
John P. Hill (6)	—	—	—	—	1,126	32,271
John P. Hill (7)	2,932	5,865	66.48	11/16/2026	—	—
John P. Hill (8)	—	—	—	—	10,000	286,600

(1)	Value based on a share price of $28.66, which was the closing sales price of our common stock on The Nasdaq Stock Market on September 30, 2023.
(2)	Restricted stock vests in annual installments of 10% per year for ten years beginning August 21, 2015.
(3)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date of grant beginning November 16, 2021.
(4)	Stock options vest as to one-fifth of the options on the first five anniversaries of the date of grant beginning November 13, 2020.
(5)	Stock option vests as to one-third of the options on the first three anniversaries of the date of grant beginning November 16, 2021.
(6)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date of grant beginning November 16, 2022.
(7)	Stock option vests as to one-third of the options on the first three anniversaries of the date of grant beginning November 16, 2022.
(8)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date beginning November 16, 2023.

Option Exercises and Stock Vested in Fiscal 2023

The following table sets forth certain information concerning options exercised and stock awards vested during fiscal 2023 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Cheryl Beranek	—	—	9,162	287,962
Daniel R. Herzog	—	—	4,214	127,294
John P. Hill	—	—	9,162	287,962

(1)

For option awards, represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

Employment Arrangements with Named Executive Officers

Cheryl Beranek was appointed as our President and Chief Executive Officer effective June 28, 2007. Daniel R. Herzog was appointed our Interim Chief Financial Officer on February 18, 2011, and effective August 25, 2011, Mr. Herzog became our Chief Financial Officer on a non-interim basis. John P. Hill was appointed as our Chief Operating Officer effective October 30, 2008.

On December 16, 2008, we entered into employment agreements with Ms. Beranek and with Mr. Hill. Effective on November 16, 2017, we entered into an employment agreement with Mr. Herzog, which was amended December 3, 2019. The employment agreements with these executives are described below. On November 18, 2010, we adopted the Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”), which is also described below. Each of Ms. Beranek and Mr. Hill are participants in the Tax Gross Up Plan.

The 2007 Plan provides that all stock options granted under the 2007 Plan will become fully exercisable and vested in the event of a “change in control” and will terminate 60 days thereafter, unless otherwise determined by the Board of Directors prior to the change in control. The agreement for restricted stock awards issued under the 2007 Plan also provides that all restrictions on the restricted stock will lapse upon a “change in control.” Any outstanding options and awards of restricted stock held by the named executive officers that were granted before the 2022 Plan was approved were granted pursuant to the 2007 Plan.

In connection with a change in control where the 2022 Plan is assumed by a successor corporation, awards granted under the 2022 Plan will become fully exercisable and vested only in the event of a qualifying termination of employment within 24 months following the change in control. In the event of a change in control where the 2022 Plan is not assumed by the successor corporation, any award granted under the 2022 Plan will become fully exercisable and vested as of the time of the change in control. Any outstanding awards held by the named executive officers that were granted after the 2022 Plan was approved on February 23, 2023 were granted pursuant to the 2022 Plan.

Description of Employment Agreements

The following describes our employment agreements with our named executive officers. Each of the employment agreements contains provisions relating to non-competition, non-solicitation, protection of our confidential information and assignment of inventions.

Pursuant to the employment agreement with Ms. Beranek, she will serve as our President and Chief Executive Officer at a base salary that is subject to increase (or decrease, but not below her initial base salary of $220,000) pursuant to our normal practices for our executives. In addition to the base salary, Ms. Beranek is eligible to earn, for each fiscal year during the period of her employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. Under her employment agreement, Ms. Beranek’s target annual bonus must be 60% of her base salary for each year, and her maximum annual bonus must be 150% of base salary for each year. However, Ms. Beranek agreed to the target and maximum annual bonus amounts for the 2023 Bonus Program. Ms. Beranek is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Pursuant to the employment agreement with Mr. Hill, he will serve as our Chief Operating Officer at a base salary that is subject to increase (or decrease, but not below his initial base salary of $170,000) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Hill is eligible to earn, for each fiscal year of during the period of his employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. Mr. Hill’s target annual bonus must be 40% of his base salary for each year, and his maximum annual bonus must be 150% of base salary for each year. However, Mr. Hill agreed to the target and maximum annual bonus amounts for the 2023 Bonus Program. Mr. Hill is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Each of Ms. Beranek’s and Mr. Hill’s employment will continue until it is terminated by us or by the executive in accordance with the terms of the employment agreement. These employment agreements each had a term ending on December 16, 2011, except that the employment agreements automatically renew for successive one year periods unless either the executive or we elect not to extend the term by at least sixty days’ written notice. In addition, the employment of Ms. Beranek and Mr. Hill will terminate automatically upon death or “disability” of such executive as defined in the agreement.

We may terminate the employment of Ms. Beranek or Mr. Hill for “cause” (as defined in the employment agreement) or without cause. We must provide the executive with a notice of termination for cause specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided. The executive may terminate her or his respective employment for “good reason” (as defined in the employment agreement) or without good reason, provided that in the case of a termination for good reason, the executive must terminate her or his employment within 180 days following the lapse of the period for our cure of the event constituting good reason unless we have fully corrected the event constituting good reason prior to the date of termination. A reduction in the executive’s annual base salary or target annual bonus or our material breach of its obligations under the agreement will constitute a good reason only if the executive provides us with a written notice of the event within ninety days of its occurrence and we fail to remedy the event within thirty days of our receipt of the notice. Further, in the case of the executive’s termination for good reason, the executive must provide us with a notice of termination specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided.

If the employment of Ms. Beranek or Mr. Hill is terminated by us for cause or by the executive without good reason, we will have no further obligations to the executive under the employment agreement other than the obligation to pay to the executive the earned but unpaid base salary, any pro-rated annual bonus required to be paid to the executive, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability of Ms. Beranek or Mr. Hill, we will be obligated to pay to the executive’s estate or beneficiaries or the executive, the earned but unpaid base salary and other accrued obligations when due under Minnesota law, a payment equal to the executive’s then current annual base salary in a lump sum within twenty days following the termination date (but if the termination is due to disability, no later than March 15 of the calendar year following the calendar year in which the executive suffers the disability), any pro-rated annual bonus required to be paid to the executive at the time when annual bonuses are paid to our other senior executives, and if any of the executive’s qualified beneficiaries makes an election to continue in our group health plans, we will pay the premium for the coverage for the earlier of one year from the date of termination or the date on which the qualified beneficiary is no longer eligible for such coverage.

If the employment of Ms. Beranek and Mr. Hill is terminated by us without cause or by the executive for good reason, or if we elect not to renew the term of the employment agreement, the executive will be entitled to the following severance payments and benefits:

●	The executive will be paid in two lump sum payments:

o

the executive’s earned but unpaid base salary and accrued but unpaid vacation through the date of termination and any prorated annual bonus required to be paid for the fiscal year that ends on or before the date of termination to the extent not previously paid, and

o	a severance amount equal to two times the sum of the executive’s annual base salary in effect of the date of termination plus average bonus over the prior three years;

●	The executive will receive the executive’s prorated annual bonus for the year in which the termination occurs, payable at the time bonuses are paid to the other senior executives;

●

We will pay premiums for the executive’s continuing coverage group health plans (medical, dental, and vision) until the earlier of one year from the date of termination or the date on which the executive is no longer eligible for such coverage;

●	Any unvested stock options shall become vested in full; and

●

We will timely pay or provide any vested benefits or other amounts or benefits required to be paid or provided that the executive is eligible to receive on the date of termination under any plan, contract, or agreement.

If a change in control occurs during the employment period of Ms. Beranek or Mr. Hill, we will pay the executive a lump sum amount equal to the executive’s base salary in effect on the date of the change in control. If the executive’s employment is terminated by us without cause or by the executive for good reason or without good reason within one year after the effective date of the change in control, then Ms. Beranek or Mr. Hill will also be entitled to receive the payments and benefits outlined in the five bullet points above, except that for the purposes of calculating the executive’s average bonus over the prior three years, the amount will be the greater of (a) the average annual bonus received by the executive for the three complete fiscal years as our chief executive officer/chief operating officer (or such lesser number of years as the executive has been employed in that position) immediately prior to the date of the change in control, and (b) the amount representing the executive’s base salary in effect on the date of the change in control.

In addition, our employment agreements with Ms. Beranek and Mr. Hill provide that in the event of a termination of the executive’s employment upon a change in control, all outstanding stock options, restricted stock and other equity awards granted to the executive under any of our equity compensation plans (or substitute awards covering the securities of the successor company) will become immediately vested and exercisable in full.

Further, in the event it is determined that any payment to Ms. Beranek or Mr. Hill under the employment agreement would be subject to an excise tax, then the executive may be entitled to receive an additional payment under the excise tax gross-up payment plan provided to our senior executives. To the extent any payment or commencement of a payment under the employment agreement and other payment or benefits would result in accelerated or additional tax under Section 409A of the Internal Revenue Code, as amended, we will defer such payments until the earlier of the first day of the seventh month following the date of termination of the executive’s employment or the executive’s death and such deferred payments will be paid in one lump sum, without interest, at such time.

Effective on November 16, 2017, we entered into an employment agreement with Daniel R. Herzog, our Chief Financial Officer. The employment agreement and the compensation to be paid to Mr. Herzog on the terms and conditions provided therein was approved by our Compensation Committee and the Board of Directors. On December 3, 2019, we entered into an Amendment No. 1 to Mr. Herzog’s employment agreement. The amendment was approved by the Compensation Committee and the Board of Directors. The employment agreement, as amended, is summarized below.

Under the employment agreement, Mr. Herzog will continue to serve as our Chief Financial Officer for a three-year term, with the term automatically renewing for successive one-year periods, subject to earlier termination and non-renewal upon 60 days’ notice. In addition, Mr. Herzog’s employment will terminate automatically upon death or “disability” as defined in his employment agreement.

Under the employment agreement with Mr. Herzog, Mr. Herzog’s base salary is subject to increase (or decrease, but not below his initial base salary of $200,193) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Herzog is eligible to earn an annual cash performance bonus with the target annual bonus set at 20% of his base salary each year and the maximum annual bonus set at 50% of base salary each year. Mr. Herzog is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

We may terminate Mr. Herzog’s employment for “cause” (as defined in his employment agreement) or without cause. Mr. Herzog may terminate his employment for “good reason” (as defined in his employment agreement) or without good reason. In the case of termination by us for cause or by Mr. Herzog for good reason, his employment agreement provides for notice obligations and opportunities to cure.

If Mr. Herzog’s employment is terminated by us for cause or by Mr. Herzog without good reason, we will have no further obligations to Mr. Herzog under his employment agreement other than the obligation to pay to Mr. Herzog the earned but unpaid base salary, any unpaid annual bonus required to be paid to Mr. Herzog for any completed fiscal year, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability, we will be obligated to pay Mr. Herzog’s earned but unpaid base salary and any other accrued but unpaid obligations in a lump sum, a pro-rated annual bonus at the time when annual bonuses are paid to our other senior executives, and the employer portion of premiums for COBRA coverage for the earlier of one year from the date of termination or the date on which a qualified beneficiary is no longer eligible for such coverage.

If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason, or if we elect not to renew the term of his employment agreement, Mr. Herzog will be entitled to earned but unpaid base salary, vacation and annual bonus, a severance amount equal to one times Mr. Herzog’s annual base salary, and a prorated annual bonus for the year in which the termination occurs. We also will pay the employer portion of premiums for COBRA coverage until the earlier of one year from the date of termination or the date on which Mr. Herzog is no longer eligible for such coverage. Further, any unvested stock options or other unvested grants will become vested in full.

If a change in control occurs during the employment period, we will pay Mr. Herzog a lump sum amount equal to two times Mr. Herzog’s base salary in effect on the date of the change in control. If Mr. Herzog’s employment is terminated by us without cause or by Mr. Herzog for good reason or without good reason within one year after the effective date of the change in control, then Mr. Herzog will also be entitled to receive the payments and benefits described above as applicable to terminations under those circumstances.

Description of Tax Gross Up Plan

On November 18, 2010, the Compensation Committee recommended, and the Board of Directors approved, the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan. Ms. Beranek and Mr. Hill are the only persons participating in the Tax Gross Up Plan. The Tax Gross Up Plan requires us to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements or any other agreement or plan between us and the executive officer that is triggered upon a change in control. The Tax Gross Up Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Tax Gross Up Plan.

The Tax Gross Up Plan may be amended from time to time by the Board of Directors. However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Tax Gross Up Plan will be effective unless each such executive consents in writing to such amendment. The Tax Gross Up Plan will terminate at such time as all employment agreements between us and any executive that provides for a tax gross-up payment governed by the Tax Gross Up Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

Potential Payments Upon Termination and Change In Control

Assuming that a qualifying termination or non-renewal and/or change in control occurred on September 30, 2023, the total compensation payable to the named executive officers in accordance with her or his respective employment agreement, the 2007 Plan, the 2022 Plan, and Tax Gross Up Plan (for Ms. Beranek and Mr. Hill only) that were in place at that time are set forth in the tables below.

In the case of the value of accelerated equity awards set forth below, the value is based on a share price of $28.66, which was the closing sales price for a share of our common stock on The Nasdaq Stock Market on September 30, 2023. The value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. The value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated. Under the Code rules governing change in control payments, only a portion of the value of the restricted stock and stock option gain is considered a parachute payment and that portion calculated in accordance with the Code rules was used to determine the Tax Gross Up Plan amounts.

If the employment of Ms. Beranek, Mr. Herzog or Mr. Hill is terminated by us without cause or by the executive for good reason, or if we elected not to renew the term of the employment agreement of such executive officer, effective September 30, 2023, the total compensation payable to the named executive officers would be as follows:

	Termination Without Cause/Good Reason or Non-Renewal
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Total Value ($)
Cheryl Beranek	1,894,575	288,833	—	2,183,407
Daniel R. Herzog	377,490	324,273	13,758	715,521
John P. Hill	1,895,798	288,833	28,359	2,212,990

If a change in control occurred on September 30, 2023 without the termination of the employment of a named executive officer, the total compensation payable to the named executive officer would be as follows:

	Change In Control
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Tax Gross Up Plan Amounts ($)	Total Value ($)
Cheryl Beranek	425,000	288,833	—	1,183,618
Daniel R. Herzog	680,000	97,248	—	1,004,273
John P. Hill	425,000	288,833	—	1,183,618

If a change in control occurred on September 30, 2023 and we terminated the employment of a named executive officer without cause or a named executive officer terminated her or his employment for good reason, the total compensation payable to the named executive officer would be as follows:

	Change in Control Termination Without Cause/Good Reason
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Tax Gross Up Plan Amounts ($)	Total Value ($)
Cheryl Beranek	2,319,575	758,618	—	—	3,078,192
Daniel R. Herzog	1,057,490	324,273	13,758	—	1,395,521
John P. Hill	2,320,799	758,618	28,359	—	3,107,775

If the employment of a named executive officer were terminated due to her or his death or disability, the total compensation payable to the named executive officer would be as follows:

	Death or Disability
Executive Officer	Cash Payment ($)	Accelerated Vesting of Equity Awards ($)	Benefits ($)	Term Life Insurance Policy Benefit ($)	Total Value ($)
Cheryl Beranek	425,000	—	—	2,000,000	2,425,000
Daniel R. Herzog	—	—	13,758	—	13,758
John P. Hill	425,000	—	28,359	2,000,000	2,453,359

We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2,000,000 each where the death benefit is payable to us.

CEO Pay Ratio

We are providing the following information regarding the ratio of the median of the annual total compensation of our employees and the annual total compensation of Cheryl Beranek, our President and Chief Executive Officer. For fiscal 2023:

●	the median of the annual total compensation of all employees of our company (excluding Ms. Beranek) was reasonably estimated to be $55,808;

●	the annual total compensation of Ms. Beranek was $1,061,862 as set forth in the Summary Compensation Table; and

●	based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 19 to 1.

To identify our median employee for the purposes of this analysis for fiscal 2023, we made the following assumptions:

●	We included all individuals (excluding our Chief Executive Officer) employed on September 30, 2023; and

●	We utilized W-2, Box 5 (and foreign equivalent) payroll data for 2023 as our consistently applied compensation measure, annualizing pay for those individuals employed less than a full calendar year.

Once we identified our median employee, we added together all of the elements of such employee’s compensation for fiscal 2023 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. To calculate our ratio, we divided Ms. Beranek’s annual total compensation, as reported in the Summary Compensation Table above, by the median employee’s annual total compensation.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

Pay Versus Performance Table

The table below discloses for fiscal 2021, 2022 and 2023: (i) the total compensation (as reported in the Summary Compensation Table (“SCT”)) and the compensation actually paid (“CAP”) to the Company’s Chief Executive Officer; (ii) the average of the total compensation (as reported in the SCT) and the average CAP to the Company’s non-CEO Named Executive Officers (“NEOs”); (iii) the cumulative total shareholder return of the Company and the peer group; (iv) net income; and (v) net sales, which is the Company’s selected measure.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($)	Average Compensation Actually Paid to Non-CEO NEOs(2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return(3) ($)	Net Income (in thousands) ($)	Net Sales (in thousands) ($)
2023	1,061,862	(2,349,316)	864,078	(1,275,161)	143.43	149.69	32,533	268,720
2022	1,972,574	6,012,670	1,458,989	4,432,054	518.78	114.34	49,362	270,883
2021	1,516,456	3,173,910	1,109,922	2,338,110	218.89	140.49	20,327	140,755

(1)	Cheryl Beranek is the Chief Executive Officer and Daniel R. Herzog and John P. Hill are the non-CEO NEOs for the years shown.

(2)	The table below sets forth the amounts deducted from and added to SCT total compensation to calculate CAP to Ms. Beranek and average CAP to Messrs. Herzog and Hill.

	2023		2022		2021
Adjustments	CEO ($)	Average of Non-CEO NEOs ($)	CEO ($)	Average of Non-CEO NEOs ($)	CEO ($)	Average of Non-CEO NEOs ($)
Total Compensation from SCT	1,061,862	864,078	1,972,574	1,458,989	1,516,456	1,109,922
Less, value of Stock Awards and Option Awards reported in SCT	(615,600)	(461,700)	(623,291)	(495,756)	(217,032)	(180,523)
Plus, year-end fair value of Stock Awards and Option Awards granted during year that are outstanding and unvested at year-end	286,600	214,950	698,543	581,037	567,997	472,446
Plus, vesting date fair value of Stock Awards and Option Awards granted during the year that vested during the year	-	-	286,364	215,503	-	-
Plus, change in year-end fair value of Stock Awards and Option Awards granted in any prior year that are outstanding and unvested at year-end	(2,457,990)	(1,439,070)	2,789,634	1,976,020	1,173,002	839,000
Plus, change in fair value as of vesting date of any Stock Awards and Option Awards granted in any prior year that vested during covered year	(624,188)	(453,419)	888,846	696,261	133,488	97,265
Less, fair value at end of prior year of Stock Awards and Option Awards that failed to meet applicable vesting conditions during year	-	-	-	-	-	-
Compensation Actually Paid	(2,349,316)	(1,275,161)	6,012,670	4,432,054	3,173,910	2,338,110

(3)

The peer group used in this Pay Versus Performance table is the S&P 1500 Communications Equipment Index, which is the same peer group the Company uses for purposes of the stock performance graph in our Annual Report on Form 10-K.

Most Important Financial Measures

The table below lists the most important financial performance measures used by the Company to link CAP to the Company’s NEOs to Company performance.

Most Important Financial Performance Measures
Net Sales Adjusted EBITDA

As further described in the Compensation Discussion and Analysis section of this proxy statement, the 2023 Bonus Program targets are weighted 75% net sales and 25% adjusted EBITDA.

Description of Certain Relationships

The charts below provide a graphic description of the relationship: (i) between the Company’s cumulative total shareholder return and peer group cumulative total shareholder return; (ii) between (A) CAP to the CEO and the average CAP to the non-CEO NEOs, and (B) the Company’s cumulative total shareholder return; (iii) between (A) CAP to the CEO and the average CAP to the non-CEO NEOs, and (B) the Company’s net income; and (iv) between (A) CAP to the CEO and the average CAP to the non-CEO NEOs, and (B) the Company’s net sales.

DIRECTOR COMPENSATION

2023 Non-Employee Director Compensation	Amount
Annual Equity Grant	$60,000(1)
Annual Board Retainer	$40,000
Additional Retainers:
Annual Board Chair Retainer	$10,000
Annual Audit Committee Chair Retainer	$10,000
Annual Compensation Committee Chair Retainer	$10,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$10,000

(1)

 Approximate economic value of annual restricted stock grant. Actual value determined by dividing $60,000 by the fair market value per share on the date of grant and rounding down to the nearest whole share. The award of restricted stock will vest and the restrictions thereon lapse one day prior to the 2024 Annual Meeting of Shareholders.

For services in fiscal year 2023, each non-employee director received a cash retainer of $40,000. The Chair of the Board and each committee chair received an additional cash retainer of $10,000.

On February 23, 2023, the first business day following the 2023 Annual Meeting of Shareholders, each of the non-employee directors elected at the 2023 Annual Meeting received a restricted stock award of 974 shares under the 2022 Plan. The restricted stock award had a value of approximately $60,000 as of the date of the grant and the restrictions will lapse on the restricted stock one day prior to the 2024 Annual Meeting of Shareholders.

In August 2023, the Compensation Committee reviewed the compensation of the Board of Directors in comparison to the peer group director compensation information provided by Compensia. While the compensation of our Board of Directors is considerably below the 50th percentile of the peer group, the Compensation Committee determined it would not be appropriate to increase the Board’s compensation for fiscal 2024 in light of the Company’s performance in fiscal 2023 and current market conditions.

The following table shows for fiscal 2023 the cash and other compensation earned or paid by us to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Patrick F. Goepel	40,000	59,959	99,959
Roger G. Harding	40,000	59,959	99,959
Charles N. Hayssen	50,000	59,959	109,959
Donald R. Hayward	50,000	59,959	109,959
Walter L. Jones, Jr.	40,000	59,959	99,959
Ronald G. Roth	50,773	59,959	110,733
Carol A. Wirsbinski	49,227	59,959	109,186

(1)	Represents cash retainers for fiscal year 2023 as described above, which have been prorated for time served in these roles.

(2)

Represents the aggregate grant date fair value of the restricted stock award described above, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of the restricted stock award is determined as the average price of our stock on the date of grant as discussed in Note 2, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2023.

There were no stock options outstanding at September 30, 2023 held by any of our non-employee directors. At September 30, 2023, each of Messrs. Goepel, Harding, Hayssen, Hayward, Jones and Roth and Ms. Wirsbinski held 974 shares of unvested restricted stock that will vest one day prior to the next Annual Meeting.

Cheryl Beranek, who served as our director and an executive officer in fiscal year 2023, received no compensation for Board or committee service during fiscal year 2023.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2024. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of Baker Tilly US, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of Baker Tilly US, LLP, the Audit Committee will reconsider the selection.

Vote Required for Proposal 3

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on Proposal 3.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Ratification of Appointment of Baker Tilly US, LLP
_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee selected Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ended September 30, 2024. The Audit Committee has asked the shareholders to ratify the appointment of Baker Tilly US, LLP for the fiscal year ended September 30, 2024 in Proposal 3.

Representatives of Baker Tilly US, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees and Services

The following table summarizes the fees billed to us by Baker Tilly US, LLP for professional services rendered for the fiscal years ended September 30, 2023 and September 30, 2022:

	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Audit Fees	579,804	389,244
Audit-Related Fees	9,000	8,000
Tax Fees	–	–
All Other Fees	50,000	40,000
Total Fees	638,804	437,244

Audit Fees. This category consists of fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, or other services normally provided by the auditor in connection with statutory and regulatory filings or engagements for the respective fiscal years.

Audit-Related Fees. This category consists of fees billed to us for professional services for assurance and related services by the auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. This category consists of fees billed to us by the auditor for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the respective fiscal years.

All Other Fees. This category consists of fees billed to us for professional services related to the capital raise of approximately $130,000,000 completed in the first quarter of fiscal 2023.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors. Under this policy, the Audit Committee has delegated to management the authority to approve incremental fees up to $5,000 related to previously approved audit services with notification to the Audit Committee Chair. The Audit Committee Chair has the authority to pre-approve any engagement or service not exceeding $10,000. Any proposed service exceeding $10,000 will require pre-approval by the entire Audit Committee. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve categories of services or specific services to be provided by the independent auditor with the pre-approval having a term of 12 months unless the Audit Committee specifically provides for a different period. The policy prohibits pre-approval of certain non-audit services that may not be provided by the independent auditor under SEC rules. All of the services described above for fiscal year 2023 were pre-approved by the Audit Committee before Baker Tilly US, LLP was engaged to render the services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2023, we have not entered into any transaction, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest, except that in fiscal year 2023, we paid compensation to our non-executive officer employee Andre Hill, son of Chief Operating Officer John Hill and son-in -law of Chief Executive Officer Cheryl Beranek, in the amount of $183,566, the majority of which was derived from earned sales commissions.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2025 ANNUAL MEETING

Clearfield’s 2025 Annual Meeting of Shareholders is expected to be held on February 27, 2025, and proxy materials in connection with that meeting are expected to be mailed on or about January 14, 2025.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2025 Annual Meeting of Shareholders, the proposal prepared in accordance with the proxy rules must be received by the Secretary of Clearfield, Inc. in writing at our corporate offices, 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, no later than September 13, 2024. A shareholder who wants to propose an item of business to be included in our 2025 proxy statement using Rule 14a-8 must follow the procedures provided in Rule 14a-8. In addition, the proposal must be received by our Secretary by September 13, 2024.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. Under the bylaws, to be timely, a shareholder’s notice with respect to an annual meeting must be received at Clearfield’s principal executive office not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders, or no later than October 14, 2024 and no earlier than September 13, 2024. The shareholder’s notice must set forth certain information with respect to the shareholder who intends to make the nomination or bring such matter before the meeting and the nominee or the business desired to be conducted. In addition, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Clearfield’s nominees must provide notice that sets forth the information required by the Exchange Act no later than December 24, 2024, which is 60 days prior to the anniversary date of the Annual Meeting.

If a shareholder does not meet these deadlines or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies solicited by the Board of Directors for our 2025 Annual Meeting of Shareholders will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ Frank J. Brixius Jr.
Frank J. Brixius Jr.
Secretary

CLEARFIELD
CLEARFIELD, INC.
7050 WINNETKA AVE N.
SUITE 100
BROOKLYN PARK, MN 55428

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CLFD2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27532-P02193 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CLEARFIELD, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Cheryl Beranek	☐	☐	☐
1b. Ronald G. Roth	☐	☐	☐
1c. Patrick F. Goepel	☐	☐	☐
1d. Roger G. Harding	☐	☐	☐
1e. Charles N. Hayssen	☐	☐	☐
1f. Donald R. Hayward	☐	☐	☐
1g. Walter L. Jones, Jr.	☐	☐	☐
1h. Carol A. Wirsbinski	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	**For**	**Against**	**Abstain**
2. Approve, on a non-binding advisory basis, the compensation paid to named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:	**For**	**Against**	**Abstain**
3. Ratify the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ending September 30, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V27533-P02193

CLEARFIELD, INC.
Annual Meeting of Shareholders
February 22, 2024 2:00 PM CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Cheryl Beranek and Daniel R. Herzog, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of common stock of CLEARFIELD, INC. held of record by the shareholder(s) on December 27, 2023 and that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM CT, on February 22, 2024, virtually at www.virtualshareholdermeeting.com/CLFD2024, and any adjournment or postponement thereof, hereby revoking all former proxies.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side